UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010 (February 26, 2010)

MILLIPORE CORPORATION
(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Concord Road
Billerica, Massachusetts	01821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 715-4321

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

√	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On February 28, 2010, Millipore Corporation, a Massachusetts corporation (the “Company”), Merck KGaA, a German corporation with general partners (“Parent”), and Concord Investments Corp., a Massachusetts corporation wholly-owned by Parent (“Parent Sub”), entered into an Agreement and Plan of Share Exchange (the “Plan of Share Exchange”).

The Plan of Share Exchange provides that, upon the terms and subject to the conditions set forth in the Plan of Share Exchange, Parent Sub will acquire all the issued and outstanding shares of common stock of the Company (each, a “Company Share”) in exchange for the right to receive $107.00 in cash (the “Share Exchange”), with the Company becoming a wholly owned subsidiary of Parent Sub.

Consummation of the Share Exchange is subject to various conditions, including, the approval of the Plan of Share Exchange by the Company’s stockholders, the absence of legal restraints and the receipt of requisite regulatory approvals.  Consummation of the Share Exchange is not subject to a financing condition.

The Plan of Share Exchange contains certain termination rights for both Parent, on the one hand, and the Company, on the other hand.  The Plan of Share Exchange provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee of $230.0 million.

The foregoing summary of the Plan of Share Exchange, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan of Share Exchange, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Plan of Share Exchange has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about Parent or the Company.  The representations, warranties and covenants contained in the Plan of Share Exchange were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Plan of Share Exchange, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Plan of Share Exchange instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Parent, the Company or Parent Sub.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Plan of Share Exchange, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additionally, on February 26, 2010, the Company, certain of its subsidiaries and certain of its lenders entered into a third amendment of its credit facility (the “Amendment”) modifying the definition of the term “change of control” such that the entry into the Plan of Share Exchange or any similar agreement would not constitute a “change of control”.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Certain of the lenders under the Amendment and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS COMBINATION TRANSACTION REFERRED TO IN THE FOREGOING INFORMATION, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement will be filed with the Securities and Exchange Commission by the Company.  Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.  The proxy statement (when it is available) and these other documents may also be obtained for free from the Company by directing a request to Joshua S. Young, Director of Investor Relations for the Company, at 978-715-1527.

Investors may obtain a detailed list of names, affiliations and interests of the participants in the solicitation of proxies of the Company’s shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Share Exchange dated as of February 28, 2010 among Millipore Corporation, Merck KGaA and Concord Investments Corp.

10.1	Amendment No. 3 dated as February 26, 2010 among Millipore Corporation, certain of its subsidiaries, Bank of America, N.A., as administrative agent, and the other lenders named therein

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

Date: March 1, 2010	By:	/s/ Martin D. Madaus
		Name:	Martin D. Madaus
		Title:	President & CEO